EXHIBIT 10.31
CENTENE CORPORATION
EXECUTIVE OFFICER CASH SEVERANCE POLICY

Purpose

The purpose of this Policy is to limit the Cash Severance Benefits that Centene Corporation (the “Company”) may pay to Executive Officers upon termination.

Definitions

For purposes of this Policy, the following definitions shall apply:

(a)“Base Salary” means the amount an Executive Officer is entitled to receive as wages or salary on an annualized basis, excluding all bonus, overtime, health additive and incentive compensation, payable by the Company as consideration for the Executive Officer’s services.

(b)“Board” means the Centene Corporation Board of Directors.

(c)“Cash Severance Benefits” means the present value of cash payments: (i) in respect of the termination of the Executive Officer’s employment; and (ii) to secure an agreement not to compete with the Company. For the avoidance of doubt, “Cash Severance Benefits” do not include (A) the payment, vesting, acceleration or other handling of long term incentive awards granted under the Company’s stockholder-approved plans, (B) payment of deferred compensation, earned retirement benefits or other vested employee benefits, in each case consistent with normal practices, provided under the Company’s retirement or employee benefit plans, (C) the provision of perquisites, insurance, disability, health and welfare plan coverage and other non-cash benefits generally available to similarly-situated employees, (D) any interest required to be paid pursuant to the terms of any Company plan or policy between the termination date and the payment date, (E) any unpaid bonus for any previously completed performance period required to by paid pursuant to the terms of any Company plan or policy, (F) accrued but unpaid Base Salary or vacation pay through the termination date and reimbursement for any expenses validly incurred prior to the termination date, (G) any payment in respect of the Executive Officer’s Target Bonus for the year of termination (prorated based on the Executive Officer’s days of service during the annual performance period), or (H) payments resulting from a determination made in good faith by the Board to enter into a reasonable settlement of a claim made against the Company by the Executive Officer.

(d)“Committee” means the Compensation and Talent Committee of the Centene Corporation Board of Directors.

(e)“Executive Officer” means those persons who are designated by the Board as “executive officers” for purposes of Rule 3b-7 under the Exchange Act.

(f)“Target Bonus” means the Executive Officer’s target bonus under the Company’s annual incentive plan applicable to the Executive Officer for the year of termination, provided that if no target bonus has been established for such year under such plan, the year immediately preceding the year of termination.

Limitation on Severance Benefits

The Company will not enter into any new employment agreement, or severance agreement with any Executive Officer of the Company or establish any new severance plan or policy covering any Executive Officer of the Company, in each case that provides for Cash Severance Benefits in an amount that exceeds 2.99 times the sum of the Executive Officer’s Base Salary plus the greater of Target Bonus or the average of the Executive Officer’s two most recent annual bonuses, without seeking stockholder ratification of such agreement, plan or policy.

For purposes of this Policy, the present value of any Cash Severance Benefits shall be calculated using the applicable methodology set forth in Sections 280G and 4999 (or any successor provisions) of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Other

The Board shall make all determinations regarding the application and operation of this Policy in its sole discretion, taking into account the recommendation of the Committee, and all such determinations shall be final and binding. Further, the exercise by the Board of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company, the Board, or the Committee may have with respect to any Executive Officer subject to this policy.